UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 29, 2016

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 10, 2016, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2015 and comment on our outlook for the remainder of 2016. The report will be followed by a question and answer period.

We hope that you will attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We would also like to thank Allen Bradley for his leadership to AMERISAFE. Allen retired on April 22nd after over 20 years of service to the Company. He served in a number of key management roles at AMERISAFE, including as CEO from 2003 through 2015 and as Chairman of the Board from 2005 until April 2016. Allen led AMERISAFE in its initial public offering and the Company in the most profitable years in its history. Allen leaves a lasting imprint on AMERISAFE and we wish him the best in his retirement.

We look forward to seeing you at the meeting on June 10th.

Sincerely,

Jared A. Morris

Chairman

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 10, 2016

The 2016 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 10, 2016, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect three directors to serve until the 2019 annual meeting of shareholders;

2.	to conduct an advisory vote on the Company’s executive compensation;

3.	to approve an amendment to the Company’s non-employee director restricted stock plan;

4.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and

5.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for the year ended December 31, 2015. Holders of record of the Company’s common stock as of the close of business on April 18, 2016 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2016

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2016 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 2, 2016.

Record holders of the Company’s common stock as of the close of business on April 18, 2016 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 18, 2016, there were 20,440,124 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have properly executed your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of three directors to serve until the 2019 annual meeting of shareholders;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the approval of an amendment to the Company’s non-employee director restricted stock plan;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2016, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 – Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 – Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 – Amendment to Company’s non-employee director restricted stock plan	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 4 – Ratification of the appointment of Ernst & Young	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2019. This section of the proxy statement contains information relating to the director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Teri Fontenot, Jared A. Morris and Daniel Phillips. All currently serve as directors.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2019

Teri Fontenot, age 62, has served as a director of the Company since January 1, 2016. Ms. Fontenot is the President and Chief Executive Officer of Woman’s Hospital, a position she has held since 1996. She is chair of the Louisiana Hospital Association Professional and General Liability Trust Fund and is on the Baton Rouge advisory board for IBERIABANK.

Ms. Fontenot brings to the Board substantial experience as the chief executive officer of a healthcare institution and as chair of an insurance provider. Her experience in the healthcare and insurance industries provide her with valuable insight into the issues affecting the Company and our policyholders.

Jared A. Morris, age 41, has served as a director of the Company since 2005. In November 2012, he was appointed by the Board to serve as our lead director. He was appointed as Chairman of the Board effective April 23, 2016, upon the retirement of Allen Bradley. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corporation and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the board of directors of First National Bank of DeRidder and Beauregard Memorial Hospital. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris is currently our Chairman of the Board and the chair of the Nominating and Corporate Governance Committee. In these capacities, he has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, also enhance the Board’s business sophistication.

Daniel Phillips, age 69, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries, headquartered in Baton Rouge, Louisiana. He founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Current directors whose terms expire at the Annual Meeting in 2017

Michael Brown, age 52, has served as a director of the Company since November 2014. Mr. Brown is the Vice Chairman and Chief Operating Officer of Iberiabank Corp., a position he has held since September 2009. In that role, he manages Iberiabank’s retail and commercial banking operations in Louisiana, Arkansas, Florida, Alabama, Texas and Tennessee. From 2001 to 2009, Mr. Brown served as Senior Executive Vice President of Iberiabank Corp. Prior to joining Iberiabank in 1999, Mr. Brown was a managing director with Bank One Capital Markets.

Mr. Brown’s experience in the financial services industry in a number of the Company’s key markets makes him well qualified to serve as a director of the Company.

Austin P. Young III, C.P.A., age 75, has served as a director of the Company since 2005. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc., a national staffing and systems consulting firm. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation, an insurance and financial services holding company, for more than eight years. He was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation. Mr. Young currently serves as lead independent director and chairman of the audit committee of Insperity, Inc., a human resources outsourcing company. He previously served as a director of Tower Group International, Ltd., a property and casualty insurance holding company, from 2004 to September 2014. He holds an accounting degree from the University of Texas and is a licensed Certified Public Accountant in Texas. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Mr. Young’s significant experience as a partner at an international accounting firm and in senior financial positions at various companies provides a solid background that enables him to advise the Board on financial and audit-related matters. This experience also enables him to serve as an “audit committee financial expert.” Additionally, his prior service on the boards of other public companies, including one in the insurance industry, provides valuable insight as to the current trends in the insurance industry and in public company governance.

Current directors whose terms expire at the Annual Meeting in 2018

Philip A. Garcia, age 59, has served as a director of the Company since 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. Mr. Garcia was a director of Donegal Group Inc. from December 2009 to May 2011. He was previously a licensed Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as Chief Financial Officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of the operations of a property and casualty insurance company, as well as an understanding of the current economic and other challenges facing our industry. His experience enables him to serve on the Audit Committee as an “audit committee financial expert.”

Millard E. Morris, age 71, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. From 1996 until 2015, he served as the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Randy Roach, age 65, has served as a director of the Company since March 2007. Mr. Roach has been the Mayor of Lake Charles, Louisiana since 2000. Prior to assuming his duties as Mayor, Mr. Roach was engaged in the practice of law focusing on real estate and commercial law. Mr. Roach has been a member of the Louisiana State Bar Association since 1976. He is a director of The First National Bank of Louisiana. He is also a former member of the House of Representatives of the Louisiana Legislature.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful in his role as a member of the Nominating and Corporate Governance Committee.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on executive compensation will be at our annual meeting of shareholders in 2017. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2017.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance and experience with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 3

AMENDMENT OF NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK PLAN

Background

The AMERISAFE, Inc. Non-Employee Director Restricted Stock Plan, which we refer to as the Director Plan, was approved by our Board and shareholders in 2005. There are eight directors currently eligible to participate in the Director Plan. It was amended in 2010 and approved by the Board and shareholders. The Director Plan authorized the issuance of up to 100,000 shares of our common stock to our non-employee directors. As of April 18, 2016, 25,698 shares were available for issuance under the Director Plan.

Under the existing Director Plan, each non-employee director is automatically granted a restricted stock award for a number of shares of our common stock equal to $30,000 divided by the closing price of our common stock on the date of our annual meeting of shareholders. Each restricted stock award vests on the date of the next annual meeting of shareholders following the date of the grant, subject to the continued service of the non-employee director.

If a non-employee director is elected to the Board other than at an annual meeting of shareholders, the non-employee director receives a pro-rated initial grant of restricted stock based upon the number of full months of service until the next annual meeting of shareholders.

The Compensation Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. McLagan conducted a director compensation survey in 2014. The director compensation peer group consisted of the same companies that McLagan surveyed in 2014 with respect to compensation for the Company’s executive officers. For additional information regarding the 2014 executive compensation peer group, see “Compensation Discussion and Analysis—2014 Survey Peer Group Construction and Survey Results.” The Compensation Committee considered the results of the 2014 director compensation survey and recommended that the Board increase the value of the annual restricted stock award.

Based on the Compensation Committee’s recommendation, the Board approved an amendment to the Director Plan to permit an increase in the dollar value of annual grants to directors to $45,000. Our Board has determined that the amendment to the Director Plan is advisable and in the best interests of the Company and our shareholders, and has submitted the amendment to be voted on by our shareholders at the Annual Meeting.

Proposed Amendment

If our shareholders approve the amendment to the Director Plan, the value of the initial and annual grants of restricted stock to non-employee directors will be increased from $30,000 to $45,000. Further the amendment would permit the Board to increase the dollar amount of the annual award to an amount up to $75,000 without shareholder approval. A copy of the Director Plan, as proposed to be amended, is attached as Appendix A.

Subject to shareholder approval, the Board has awarded each of our current non-employee directors an annual grant of restricted stock with a value of $45,000. If the shareholders do not approve the amendment, each member of the Board will receive common stock with a value of $30,000 in accordance with the existing terms of the Director Plan.

Reasons for the Amendment

We are proposing to increase the value of the initial and annual grants of restricted stock to our non-employee directors to more closely align the total compensation paid to our non-employee directors with market practice at public companies similar to ours and to provide some additional flexibility to adjust the value of these grants in the future. Our Board engaged a compensation consultant to assist in determining a market-competitive amount for the equity component of non-employee director compensation. The current value of the initial and annual grants of restricted stock were established in 2010. The equity component of our non-employee director compensation has not been adjusted since that time.

The Director Plan was first adopted in connection with the Company’s initial public offering in 2005. Since that time, the eight individuals that are currently non-management members of the Board have received, in the aggregate, 61,504 shares of Common Stock as compensation as Board members pursuant to the Plan. As of the date of this proxy statement, these directors continue to hold 57,504 of those shares, or over 93% of the shares received as Board compensation under the Plan. Seven of the eight current non-management directors have never sold any of the shares they have received under the Director Plan. Including the shares granted under the Director Plan, the eight non-management directors beneficially own, in the aggregate, 215,992 shares of Common Stock, representing approximately 0.01% of the outstanding shares beneficially owned by all of the Company’s shareholders.

Eligibility; Administration and Terms

The Director Plan provides for the automatic grant of awards to our non-employee directors. Currently we have eight non-employee directors who are eligible to receive restricted stock awards under the Director Plan.

The Director Plan is administered by the Compensation Committee. Restricted stock awards to non-employee directors are generally subject to terms including non-transferability, immediate vesting upon death or total disability of director, forfeiture of unvested shares upon termination of service by a director, and acceleration of vesting upon a change in control of the Company.

The Board recommends a vote “FOR” the approval of an amendment to the Company’s non-employee director restricted stock plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight non-employee directors. The Board is divided into three classes, with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2015 are briefly described below.

Board Service:
Annual cash retainer	$45,000
Annual restricted stock award	30,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$20,000
Compensation Committee Chair annual cash retainer	10,000
Lead Director Annual Cash Retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Risk Committee Chair annual cash retainer	7,500
Committee member annual cash retainer	5,000
Committee meeting fee (for each meeting in excess of five meetings)	1,000

Committee Chairs do not receive annual cash retainers for being members of the committees they chair. Meeting fees are not paid for attendance at the first five committee meetings during the year. Any director who is an employee of the Company does not receive additional compensation for serving as a director. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The amount of restricted stock granted to each non-employee director is equal to $30,000 divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated initial restricted stock grant at that time. Awards to non-employee directors are made under the AMERISAFE, Inc. 2010 Restated Non-Employee Director Restricted Stock Plan (the “2010 Director Plan”).

On June 12, 2015, each non-employee director (other than Ms. Fontenot) was granted 1,016 shares of restricted stock. Ms. Fontenot’s appointment as a director was effective on January 1, 2016. On January 4, 2016 (the first trading day after becoming a director), Ms. Fontenot was granted 376 shares of restricted stock.

For 2016, the Board has revised its director compensation policy. Subject to shareholder approval, the Board will set the annual restricted stock award grant at $45,000. In connection with Mr. Jared Morris being elected Chairman of the Board, the Board plans to approve an annual cash retainer for the Chairman of the Board. Because the Chairman of the Board is independent and separate from the Chief Executive Officer, the Board will no longer have a lead independent director. As a result, there will no longer be an annual cash retainer for a lead independent director.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Michael Brown	$59,850	44,968	104,818
Teri G. Fontenot (1)	N/A	N/A	N/A
Philip A. Garcia	63,000	44,968	107,968
Jared A. Morris	73,000	44,968	117,968
Millard E. Morris	52,500	44,968	97,468
Daniel Phillips	51,000	44,968	95,968
Randy Roach	64,000	44,968	108,968
Austin P. Young III	72,000	44,968	116,968

1.	Ms. Fontenot became a director on January 1, 2016.
2.	The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $44,968. Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for information regarding the assumptions made in determining these values. As of December 31, 2015, each non-employee director (other than Ms. Fontenot) held 1,016 shares of restricted stock. Ms. Fontenot holds 376 shares of restricted stock.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors.

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $135,000. Non-employee directors have five years from their initial election to the Board to meet these ownership guidelines.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until a director meets the ownership guidelines, the director will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2015, measured in dollars. Ownership was calculated based on a price of $50.90 per share, the closing price of the Company’s common stock on December 31, 2015.

Non-Employee Director	Total Ownership
Michael Brown	$52,936
Teri G. Fontenot (1)	0
Philip A. Garcia	$354,671
Jared A. Morris	$3,520,804
Millard E. Morris	$5,269,117
Daniel Phillips	$682,009
Randy Roach	$480,547
Austin P. Young III	$493,985

1.	Ms. Fontenot became a director on January 1, 2016.

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees;

•	written charters for each of its standing committees;

•	a conflict of interest policy applicable to all employees;

•	a lead director policy;

•	a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority;

•	policies prohibiting our directors and executive officers from hedging or pledging our common stock;

•

a policy regarding Rule 10b5-1 trading plans requiring, among other things, that each plan be approved by the Company’s General Counsel and provided to the Chair of the Nominating and Corporate Governance Committee, or NCG Committee, for review prior to approval, and each plan must provide for a minimum 30-day waiting period between the execution of the plan and the initial trade under the plan; and

•	a policy regarding related party transaction oversight and approval.

Our corporate governance guidelines, code of business conduct and ethics, committee charters and certain other governance policies are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors. In those meetings, investors and shareholders express their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the NCG Committee regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that it believes are in the best interests of the Company, including complying with any new SEC or Nasdaq listing requirements.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies, taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Board Leadership

On February 25, 2016, Mr. Bradley advised the Board that he would retire as Executive Chairman and as a member of the Board on April 22, 2016. At that time, the Board appointed Jared A. Morris as Chairman of the Board effective as of Mr. Bradley’s retirement. The Board believes that separating the roles of Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time.

As Chairman, Mr. J. Morris’s key responsibilities include:

•	calling meetings of all directors and independent directors;

•	presiding at the annual meeting, all meetings of the Board, including executive sessions of the independent directors;

•	acting as liaison between the board and management;

•	overseeing the preparation of proxy materials;

•	working with the nominating and corporate governance committee to ensure proper committee structure, including reviewing committee and chairmen assignments, and the effectiveness of the Board;

•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as setting meeting agendas;

•	facilitating the Board’s approval of the number and frequency of board meetings as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	any such other actions or duties deemed necessary by the Board.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its non-employee directors, Mr. Brown, Ms. Fontenot, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, and Mr. Young, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips is President, Chief Executive Officer and an owner of PAX, Inc., a policyholder of the Company. The Board determined that this relationship does not interfere with Mr. Phillips’ exercise of independent judgment and that he is independent within the meaning of the Nasdaq listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held six meetings during 2015. Each director serving on the Board in 2015 attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Six directors, Mr. Bradley, Mr. J. Morris, Mr. M. Morris, Mr. Garcia, Mr. Roach and Mr. Phillips, attended our 2015 annual meeting of shareholders, either in person or by teleconference.

Audit Committee

The Audit Committee currently consists of Mr. Garcia (Chair), Mr. Brown, Mr. J. Morris, Mr. Young and Ms. Fontenot. In April 2016, Mr. Garcia was appointed Committee chair, succeeding Mr. Young. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

reviewing, monitoring and assessing the Company’s policies and compliance procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving and approving any non-audit engagements with the Company’s independent registered public accounting firm;

•

reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm, including disclosures regarding internal controls;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing and discussing with management the findings and recommendations of the independent registered public accounting firm;

•	discussing with the independent registered public accounting firm the conduct of the annual audit, including management’s response;

•	overseeing compliance with applicable legal and regulatory requirements and the Company’s Code of Conduct, including obtaining applicable reports and assurances;

•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the appointment and replacement of the Company’s internal audit officer and any third party internal audit service provider;

•	discussing risk assessment and management policies and the Company’s financial risk exposure;

•	discussing with the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or compliance policies;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met six times during 2015. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements and SEC requirements relating to the independence of audit committee members. The Board has also determined that Mr. Young and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by SEC rules. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Brown (Chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. In April 2016, Mr. Brown was appointed Committee chair, succeeding Mr. Garcia. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the members of the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	reviewing, determining and approving, at least annually, corporate goals and objectives relevant to the compensation of the Company’s executive officers;

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity and incentive compensation plans;

•	performing a risk assessment of the Company’s compensation plans and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with the Company’s executive officers;

•	reviewing director compensation policies and making recommendations to the Board;

•	engaging, and determining the independence of, any compensation consultant;

•	reviewing compliance with the Company’s stock ownership guidelines by our executive officers;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met seven times during 2015. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. J. Morris (Chair), Mr. Phillips, Mr. Roach and Mr. Young. The functions and responsibilities of the NCG Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing any possible conflicts of interest of directors or management;

•	reviewing the adequacy of the NCG Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The NCG Committee met four times during 2015. The Board has determined that each member of the NCG Committee is independent under the Nasdaq listing requirements.

The NCG Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering director nominees, the NCG Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to participate in Board activities, including attendance at, and active participation in, Board and committee meetings;

•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The NCG Committee will identify nominees based upon recommendations by committee members or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identifying a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, make a recommendation to the Board.

Shareholder Recommendations. The NCG Committee will evaluate director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee. To date, the Company has not received a recommendation for a director candidate from our shareholders.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the NCG Committee all information reasonably requested in connection with the NCG Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, SEC rules and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the chief executive officer, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The chief executive officer is responsible for advising the Board regarding her recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in 2010 to facilitate its risk management functions. In August 2011, the Board dissolved the Investment Committee and delegated the oversight responsibilities previously performed by the Investment Committee to the Risk Committee.

The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management.

The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2015. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, is designed to provide shareholders with an understanding of the Company’s compensation philosophy and objectives, as well as the analysis that the Compensation Committee (referred to in this CD&A as the “Committee”) performed in setting executive compensation. It discusses the determination of how and why, in addition to what, compensation actions were taken during 2015 by the Committee for the two individuals that served as our chief executive officer, the two individuals that served as our chief financial officer, and our only two other executive officers during 2015 (which are referred to in this CD&A as our “named executive officers”):

•	C. Allen Bradley, Jr., former Executive Chairman and Chief Executive Officer;

•	G. Janelle Frost, President and Chief Executive Officer;

•	Neal Fuller, Executive Vice President and Chief Financial Officer;

•	Vincent Gagliano, Executive Vice President and Chief Risk Officer;

•	Brendan Gau, Chief Investment Officer; and

•	Michael F. Grasher, former Executive Vice President and Chief Financial Officer

In March 2015, the Company announced that Mr. Bradley would retire from the Company and that Ms. Frost would assume the role of Chief Executive Officer of the Company effective April 1, 2015, succeeding Mr. Bradley. Mr. Bradley remained an executive officer of the Company as Executive Chairman until his retirement on April 22, 2016. In his role as chief executive officer, in February 2015, Mr. Bradley made recommendations to the Committee on base pay compensation for each of the named executive officers, other than changes in his compensation.

In May 2015, Mr. Grasher resigned as Chief Financial Officer. Mr. Fuller was appointed Chief Financial Officer in September 2015.

Executive Summary

Recent Company Performance Highlights

We are a holding company that markets and underwrites workers’ compensation insurance through our insurance subsidiaries. The Company had strong operating performance during fiscal year 2015, as demonstrated by the following highlights:

•	Net income of $70.5 million in 2015, an increase of 31.3% over 2014;

•	GAAP combined ratio improved to 79.8% in 2015 compared to 87.9% in 2014;

•	Earnings per share grew 29.9% to $3.69 in 2015 from $2.84 in 2014;

•	Return on average equity improved to 15.6% in 2015 compared to 12.4% in 2014; and

•	Total shareholder return was 29.1% in 2015.

In 2015, the Company paid regular quarterly dividends of $0.60 per share and an extraordinary dividend of $3.00 per share. Effective March 2016, the Board of Directors increased the regular quarterly dividend from $0.15 per share to $0.18 per share, an increase of 20%.

Compensation Best Practices

Over the last several years, the Committee has reviewed and modified our executive compensation program in order to not only remain competitive with our peers so we can retain and attract top executive talent to the

Company, but also to ensure that our program is aligned with the interests of our shareholders and meets evolving governance standards The following highlights some of the compensation and governance best practices that are part of our program:

•	No Tax “Gross-Ups”—We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

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Clawback Policy—Both our annual and long-term incentive awards are subject to a compensation recoupment policy that permits the Committee to seek recovery of incentive awards paid if there is a restatement of the Company’s financial statements.

•

Compensation Consultant—The Committee engages an independent compensation consultant to prepare surveys of executive officer and director compensation. This information was used by the Committee in structuring our program for 2015.

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Double Trigger Severance Payments—The employment agreements with our executive officers do not provide for single trigger cash payments upon a change in control; our executives are entitled to severance under certain circumstances if they are terminated, and these payments are the same whether or not the termination is related to a change in control.

•	Double Trigger Vesting—Awards under our long-term incentive program only vest in connection with a change in control if the executive experiences a qualifying termination of employment.

•	Performance-Based Annual Incentive Plan—Our annual incentive compensation plan rewards our executives for achievement of pre-established Company performance goals and individual goals.

•

Majority of LTIP Awards are Performance-Based—A majority of the awards under our long-term incentive program for executive management is delivered in the form of performance awards that reward exceptional financial performance relative to a peer group of property and casualty insurers and is in alignment with shareholder returns.

•	Risk Review—The Committee conducts an annual risk review of the Company’s executive compensation program, policies and practices.

•	Oversight of 10b5-1 Plans—The Board adopted 10b5-1 policies and procedures, which include Board oversight of 10b5-1 plan transactions.

•	Independent Advisors—The Committee ensures the independence of all Committee advisors by limiting the advisors ability to perform other services for the Company.

•	Anti-Hedging and Anti-Pledging Policies—The Company prohibits its executives and directors from hedging or pledging Company securities.

•

Stock Ownership Requirements—Our executive officers are required to maintain certain levels of ownership of Company securities, and are required to hold all shares received as compensation until the applicable guideline amount is achieved (net of shares used or sold to pay the exercise price or tax withholding). After meeting the applicable guideline, our executive officers are required to hold 20% of the shares received as compensation (net of shares used or sold to pay the exercise price or tax withholding).

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate effectively and profitably over the long-term. The Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience with our Company.

In establishing compensation, the Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of the Committee, which is currently comprised of the following four independent directors: Mr. Brown (chair), Mr. Garcia, Mr. J. Morris and Mr. Roach. In April 2016, Mr. Brown was appointed Committee chair, succeeding Mr. Garcia. For additional information regarding our Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2015 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2015, more than 99% of the votes cast in the say-on-pay proposal were in support of our executive compensation program. The Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Accordingly, the Committee did not adopt any changes to this program as a result of this vote. However, as noted above the Committee is continually evaluating our executive compensation and has made changes in the past few years to strengthen the performance elements of the program and further align the program with our shareholders’ interests.

Compensation Consultant

Since early 2012, the Committee has engaged McLagan, an AON Hewitt Company, as its independent compensation consultant. Since its engagement, McLagan has conducted three executive compensation surveys, the “2012 Survey,” the “2014 Survey,” and the “2015 Survey.” The 2014 Survey, reviewed by the Committee in the fall of 2014, was used in setting compensation for 2015. The Committee presently intends to conduct executive compensation surveys annually to ensure our executive compensation program is competitive in retaining and attracting executive talent. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant.

Pursuant to Company policy, McLagan provides no services to the Company other than consulting services to the Committee. AON, the parent company of McLagan, did provide insurance brokerage services to the Company during 2015 and earned less than $25,000 in insurance brokerage fees from the Company, that are unrelated to McLagan’s compensation advisory fees in 2015.

McLagan attends Committee meetings, when necessary, and in connection with the executive compensation surveys, advises on matters including peer group composition, pay levels and pay composition, and annual and long-term incentive plan design. McLagan also provides market data, analysis, and advice regarding the CEO and executive officer compensation to the Committee as well as director compensation surveys and advice. As required by SEC rules, the Committee assessed the independence of McLagan and concluded that McLagan’s work did not raise any conflicts of interest.

Risk Assessment

The Committee annually considers the risk to the Company of the design and objectives of its executive compensation plans. The primary risk is weighting the premium growth factor too heavily in the annual and long-term incentive plans. Premium growth at too fast a rate could result in poor underwriting results and ultimately affect the financial strength of the company. The Committee believes the current weighting of the metrics in the annual and long-term incentive plans are appropriately balanced with the other metrics in those plans.

2014 Survey Peer Group Construction and Survey Results

The 2014 Survey compared the compensation for our executive officers against a peer group of 11 publicly traded insurance companies. The 2014 Survey also included a review of the Company’s annual and long-term incentive compensation plan design. McLagan used Company and peer group compensation data for 2013 in its preparation of the 2014 Survey. The Committee utilized the 2014 Survey results in assessing the level of salary and bonuses paid to our executives and approving changes to the compensation levels and annual and long-term compensation plans for our executive officers in 2015.

The 11 companies in the 2014 Survey were all publicly traded companies in the insurance industry. The Committee used a rigorous process to select peer companies for benchmarking executive pay. With the assistance of McLagan, the Company selected 11 publicly traded insurers from a list of 23 potential peer companies. The 23 potential peer companies consisted of peers in the prior survey used by the Company, peer companies selected by ISS from its 2013 analysis of the Company, and peer companies suggested by McLagan.

The potential peer companies were then ranked by premiums written, as the Committee believed that was a key indicator of the size of an insurer. The Committee selected peer size criteria of 0.4 times to 2.5 times Amerisafe’s 2013 premiums written as appropriate peers. Potential peer companies that were not primarily in the property casualty insurance business were excluded from the list, as the Committee believed that the Company would not likely recruit executives from those companies.

The Committee then developed a complexity score for each of the remaining potential peer companies. Factors used in developing the complexity score were: number of employees, lines of insurance business, multi-line versus mono-line property-casualty insurer, number of states doing business in, and investment mix. As a result of this scoring a complexity score was produced for each company. The Committee analyzed the complexity scores of each company and compared the score to the AMERISAFE complexity score. Several potential peer companies were excluded for high or low complexity scores when compared to AMERISAFE.

As a result of this analysis, the committee selected the following 11 companies for the executive pay benchmark study to be completed by McLagan, eight of which were included in the peer group for the prior survey.

• Baldwin & Lyons, Inc.	• National Interstate Corporation

• Donegal Group	• Proassurance Corporation

• Employers Holdings, Inc.	• RLI Corp.

• Global Indemnity PLC	• Safety Insurance Group

• Hallmark Financial Services	• United Fire Group, Inc.

• Meadowbrook Holdings, Inc.

In addition to compensation data specifically relating to the 11 companies named above, McLagan also used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2014 survey.

The table below summarizes the results of the 2014 Survey, using the 2013 base salary, total cash compensation and total compensation for each of our named executive officers based on their positions at the time as a percentage of the 50th percentile of the peer company compensation. It also shows how these compensation elements for 2015 compare to the 2014 Survey results, although these comparisons will reflect a more competitive Company pay position than is actually the case today. The 2015 compensation elements for Mr. Bradley and Ms. Frost are reflected at their compensation levels after April 1, 2015, when Mr. Bradley assumed the role of executive chairman and Ms. Frost became chief executive officer. The results of the 2014 Survey show that the Company’s 2015 total compensation levels are below the market median for the named executive officers.

	2014 Survey—Multiple of Median
	Base Salary		Total Cash Compensation (1)		Total Compensation (2)
Executive	2013	2015	2013	2015	2013	2015
C. Allen Bradley, Jr.	71%	55%	101%	65%	83%	53%
G. Janelle Frost	77%	53%	93%	68%	78%	55%
Neal Fuller (3)	N/A	82%	N/A	63%	N/A	43%
Vincent Gagliano	46%	61%	55%	83%	49%	59%
Brendan Gau	58%	69%	70%	85%	62%	73%
Michael F. Grasher	69%	82%	68%	51%	47%	72%

1.	Includes actual base salary and actual annual incentive award for the applicable year.
2.	Includes actual base salary and actual annual incentive award and target long-term incentive award for the applicable year.
3.	Mr. Fuller joined the Company in September 2015. His salary and annual incentive award in the 2015 columns above reflect his annualized base salary and actual bonus for 2015. Mr. Fuller did not receive a long-term incentive award in 2015, and the table above does not include the new hire equity award Mr. Fuller received in 2015, which was outside of our regular long-term incentive compensation program.

Role of Management

At the request of the Committee, in February 2015, our then current chief executive officer, Mr. Bradley, made recommendations with respect to changes in base salary for our executive officers for 2015.With respect to the 2015 annual incentive compensation plan, Ms. Frost made recommendations regarding the level of achievement of individual performance goals by each executive officer other than herself, and Mr. Bradley made recommendations regarding Ms. Frost’s individual performance under the plan. Although the Committee considered the recommendations of Mr. Bradley and Ms. Frost, the Committee makes all final determinations regarding executive compensation.

Components of Executive Compensation Program and 2015 Results

The principal components of our executive compensation program provide for a combination of fixed and variable compensation. In addition to the principal components, we also provide our executive officers with broad-based employee benefits, certain severance benefits and limited perquisites. As described in more detail below, these principal components, which we refer to as our executive officer’s total direct compensation are:

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Base Salary—Paid in cash. Established annually, upon promotion, or following a change in job responsibilities based on market data, internal pay equity and level of responsibility, experience, expertise and performance.

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Annual Incentive Compensation—Paid in cash. Award granted annually based in part on Company GAAP financial performance against pre-established annual GAAP financial targets set by the Committee, as well as certain qualitative leadership objectives for each executive.

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Long-Term Equity-Based Incentive Compensation—Paid in Company stock. Performance-based awards granted annually. The performance-based awards are subject to a three-year performance period with the financial metric measured against a peer group of predominately property casualty insurance companies and the total shareholder return of the Company measured against an appropriate index. Certain executives also receive time-based awards.

The tables below highlight the annual base salary for each of our named executive officers as of the end of 2015, and the target award value of the 2015 annual incentive compensation and long-term incentive compensation granted to our named executive officers during 2015, as well as the percentage of total target compensation represented by each component. The actual base salary received, the actual annual incentive compensation award earned for 2015 and the long-term incentive compensation grant date value is also reflected in “Executive Compensation—Summary Compensation Table,” which also includes certain other components of compensation.

Executive	2015 Base Salary		2015 Target AIP Award		2015 Target LTIP Award		2015 Total Target Compensation
	$	% of Total	$	% of Total	$	% of Total
C. Allen Bradley, Jr (1)	$412,500	39.5%	$357,500	34.2%	$275,000	26.3%	$1,045,000
G. Janelle Frost(2)	$400,000	37.0%	$400,000	37.0%	$280,000	26.0%	$1,080,000
Neal Fuller (3)	$300,000	85.1%	$52,500	14.9%	—	—	$352,500
Vincent Gagliano	$205,000	48.8%	$123,000	29.2%	$92,250	22.0%	$420,250
Brendan Gau	$225,000	48.8%	$135,000	29.2%	$101,250	22.0%	$461,250
Michael F. Grasher	$300,000	48.8%	$180,000	29.2%	$135,000	22.0%	$615,000

1.	Mr. Bradley’s base salary was adjusted from $550,000 to $412,500 on April 1, 2015.
2.	Ms. Frost’s base salary was adjusted from $300,000 to $400,000 on April 1, 2015.
3.	Mr. Fuller joined the Company in September 2015. His salary and annual incentive award in 2015 reflect his annualized base salary and the target bonus was a percentage of his actual salary earned in 2015.

Base Salary. Base salaries are determined on the basis of management responsibilities and level of experience, as well as internal and market comparisons. In setting base salaries for our executive officers, the Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. As a result of the transition in April 2015 in the chief executive officer position, Mr. Bradley’s base salary was set at 75% of his base salary for 2014, in his new role as Executive Chairman. The Committee determined that this reduction was appropriate given the reduced responsibilities of the executive chairman position while also recognizing the importance of the role of mentoring the new chief executive officer. Ms. Frost’s increase in base salary was in recognition of her new responsibilities as chief executive officer. The increase in the base salaries for Mr. Gagliano and Mr. Grasher was based on the decision of the Committee to continue to adjust their base compensation closer to the market median.

The following adjustments were made to the base salaries of the named executive officers effective March 2015.

Executive	2015 Base Salary	2014 Base Salary	Percentage Increase/Decrease
C. Allen Bradley, Jr.	$412,500	$550,000	(25.0%)
G. Janelle Frost	$400,000	$300,000	33.3%
Neal Fuller (1)	$300,000	NA	NA
Vincent Gagliano	$205,000	$187,000	9.6%
Brendan Gau	$225,000	$220,000	2.3%
Michael F. Grasher	$300,000	$275,000	9.1%

1.	Mr. Fuller joined the Company in September 2015. The dollar amount in the 2015 Base Salary column reflects his annualized base salary at his hire date.

Annual Incentive Compensation. The Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation. For 2015, the Committee implemented a plan substantially similar to the annual incentive plan used for the past several years, including a threshold level of performance for the quantitative Company performance goals. Under the annual incentive plan, cash awards are made based on achievement of Company financial and operational objectives and individual performance goals, and the target award is a percentage of the executive’s base salary (which is pro-rated to reflect salary changes during the year).

2015 Annual Incentive Compensation. In February 2015, the Committee approved target award opportunities under our annual incentive compensation plan for each named executive officer. The Committee set the 2015 target awards for each executive, with the exception of Mr. Bradley and Ms. Frost, at the same levels that were set for 2014, based on the 2014 Survey that showed that these target award levels were competitive to the median of the peer group at the time. When setting the target awards for Mr. Bradley and Ms. Frost, the Committee considered Mr. Bradley’s announced intention to retire and Ms. Frost’s assumption of the chief executive officer duties and responsibilities beginning in April 2015. The Committee believed the target levels were appropriate given that base salary levels were all lower than the peer median.

For 2015, the Committee established Company performance goals under the following metrics: GAAP loss ratio (“LR”), GAAP expense ratio (“ER”), GAAP gross premiums written (“GPW”) and GAAP return on average equity (“ROE”). The Company performance goals are the same for each of our executive officers, however the goals were weighted differently for each executive officer based on the Committee’s assessment of each executive’s ability to influence the outcome of the particular objective. The Committee also established individual performance goals for each executive officer, including our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative. The weighting of the individual performance goals for our chief executive officer, Ms. Frost, are lower because the Committee believes that her performance should be evaluated primarily on the outcome of Company quantitative metrics. The Committee believes that this approach appropriately incentivizes the chief executive officer to focus her efforts on the financial performance of the Company.

The following table sets forth the target award opportunity for each named executive officer and the corresponding target percentage of base salary represented by each Company performance goal and the individual performance goals for 2015.

	Target Annual Incentive Opportunity (% of Base Salary)	Weighting of Performance Goals (as a % of Base Salary)
		Company Performance				Individual Performance
Executive		Loss Ratio	Expense Ratio	Gross Premiums Written	Return On Equity
C. Allen Bradley, Jr.	80.0%	10.0%	10.0%	20.0%	20.0%	20.0%
G. Janelle Frost	100.0%	12.5%	12.5%	25.0%	25.0%	25.0%
Neal Fuller (1)	60.0%	6.0%	6.5%	5.0%	12.5%	30.0%
Vincent Gagliano	60.0%	5.0%	5.0%	10.0%	10.0%	30.0%
Brendan Gau	60.0%	2.5%	2.5%	5.0%	5.0%	45.0%
Michael F. Grasher	60.0%	6.0%	6.5%	5.0%	12.5%	30.0%

1.	Mr. Fuller joined the Company in September 2015, thus his incentive opportunity percentage was applied to the base salary amount he received during 2015.

The following table sets forth the performance goals established under the Company metrics for the 2015 annual incentive compensation plan and the results achieved.

Metric	Threshold	Target	Maximum	2015 Actual Result	Payout Percentage (Level of 2015 Achievement)
Loss Ratio	69%	65%	63.3%	57.1%	150% (Maximum)
Expense Ratio	25%	23.5%	21.5%	22.4%	140% ( Above Target)
Gross Premiums Written	$397 million	$410 million	$422 million	$386 million	0% (Below Threshold)
Return on Average Equity	9.0%	11.5%	13.5%	15.6%	150% (Maximum)

For each Company performance metric, no amount is earned if the threshold performance goal is not achieved. If the threshold is achieved, the executive officers are eligible to earn from 50% to 150% of the portion of the target bonus tied to that metric, with the award for that metric determined by the amount by which the Company exceeded the threshold performance.

As with the Company performance metrics, each named executive officer could earn between 0% and 150% of the target individual goals based on the level of achievement of the applicable goals. The committee determined the achievement levels of individual performance goals under the 2015 annual incentive plan for all executive officers, considering the recommendations of Mr. Bradley and Ms. Frost for the executives other than themselves. The Committee awarded Mr. Bradley and Ms. Frost, the maximum award of 150% for their individual performance awards in 2015. In determining their awards, the Committee considered the extraordinary financial results of the Company for 2015 and the smooth transition to a new executive management team for the Company.

At its meeting in February 2016, the Committee approved annual incentive award payouts for our named executive officers related to the Company performance goals as follows:

	Company Performance Award
Executive	Loss Ratio	Expense Ratio	Gross Premiums Written	Return On Equity	Total Award for Company Performance
C. Allen Bradley, Jr.	$67,031	$62,563	—	$134,063	$263,657
G. Janelle Frost	$75,000	$70,000	—	$150,000	$295,000
Neal Fuller (1)	$7,875	$7,963	—	$16,406	$32,244
Vincent Gagliano	$15,375	$14,350	—	$30,750	$60,475
Brendan Gau	$8,438	$7,895	—	$16,875	$33,188
Michael F. Grasher	—	—	—	—	—

1.	Mr. Fuller joined the Company in September, thus his incentive opportunity percentage was applied to the base salary amount he received during 2015.

The total annual incentive award payouts for our named executive officers for 2015 were as follows:

Executive	Award Earned for Company Performance	Award Earned for Individual Performance	Total Award	Percent of Target Award Earned	Percent of Total Cash Compensation
C. Allen Bradley, Jr.	$263,657	$134,063	$397,720	111%	49.1%
G. Janelle Frost	$295,000	$150,000	$445,000	111%	52.7%
Neal Fuller (1)	$32,244	$39,375	$71,619	136%	45.0%
Vincent Gagliano	$60,475	$46,125	$106,600	87%	34.2%
Brendan Gau	$33,188	$151,875	$185,063	137%	45.1%
Michael F. Grasher (2)	$—	$—	$—	—	—

1.	Mr. Fuller joined the Company in September 2015, thus his incentive opportunity percentage was applied to the base salary amount he received during 2015.
2.	Mr. Grasher resigned from the Company in May 2015. As a result, he did not receive an annual incentive award payout for 2015.

Long-Term Incentive Compensation. The Committee intends to make LTIP awards on an annual basis, but may adjust the performance factors, the weighting of those factors, the mix of performance-based and time-based awards and other aspects of the LTIP as it evaluates the effectiveness of the program over time. The following beliefs and objectives guide the Committee in implementing our LTIP each year:

•	The program should be substantially performance based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry.

•	The performance period should reflect the long-term nature of the workers’ compensation claims development process.

•

Increased rigor should apply in order to receive maximum payout under the performance awards, given the Company’s outstanding operating performance and the fact that the Company has consistently outperformed the workers’ compensation industry generally over the past several years.

•

Payouts under the performance awards should be reduced if the Company’s total shareholder return underperforms the industry in order to further align the interests of the executive officers with those of the Company’s shareholders.

Under the LTIP, target awards are established annually for each executive officer based on a percentage of the executive’s base salary. The target award is made through one or both of the following types of awards: a performance-based award and a time-based award, although a majority of the total LTIP value awarded to each executive is delivered in the form of the performance-based award . The performance-based award is payable in shares of common stock, with the number of shares determined based on the Company achievement of certain quantitative targets measured over a three-year performance period. The time-based award is represented by restricted stock that vests on the third anniversary of the grant date, conditioned on continued employment with the Company. Awards under the LTIP are made pursuant to our shareholder-approved 2012 Equity and Incentive Compensation Plan.

For 2015, all of our executive officers, except Mr. Bradley, received both a performance-based award (representing 55% of the total target value) and a time-based award (representing 45% of the total target value). Because Mr. Bradley, our Executive Chairman, received a significant stock option award in our IPO in 2005, his LTIP awards have been comprised solely of performance-based awards. The Committee believes that use of time-based restricted stock with three-year cliff vesting serves an important retention function for newer executives, and also provides an immediate alignment with shareholder interests.

The 2014 Survey reaffirmed the importance of the LTIP in making the Company’s executive compensation program competitive with peers. McLagan also reviewed the design of the LTIP and advised the Committee that the plan design provided appropriate performance and retention incentives for executive management.

2015 Long-Term Incentive Compensation. In 2015, the Committee set an aggregate target value, which was a percentage of salary, for the 2015 LTIP awards for each named executive officer at an amount generally below the market median for the long-term compensation component of pay as shown in the 2014 Survey.

The following table sets forth the target value of the performance-based awards and the restricted stock awards that were approved by the Committee under the 2015 LTIP.

Executive	Target Value of 2015 LTIP Awards (1)		Target Value as a Percentage of 2015 Base Salary	Target Value of Performance Based Awards (2)	Grant Date Value of Restricted Stock	Shares of Restricted Stock (3)
C. Allen Bradley, Jr.		$275,000	50%	$275,000	—	—
G. Janelle Frost		$280,000	70%	$154,000	$126,000	3,110
Neal Fuller (4)	$	N/A	—	—	—	—
Vincent Gagliano		$92,250	45%	$50,738	$41,513	1,024
Brendan Gau		$101,250	45%	$55,688	$45,563	1,124
Michael F. Grasher		$135,000	45%	$74,250	$60,750	1,499

1.	Represents the target value of the LTIP awards granted in 2015. These awards are further described under “Executive Compensation—Grants of Plan Based Awards.”
2.	The performance-based awards will be payable in shares of our common stock. In determining the number of shares of our common stock issuable as payment of the award, the value of each share of our common stock will be based on the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the actual award is approved by the Committee. Accordingly, the number of shares underlying the performance-based awards is not determinable at this time.
3.	The restrictions applicable to the shares awarded will lapse so long as the recipients continue to remain employed by us until March 5, 2018, the third anniversary of the date the award agreements were executed, subject to recoupment.
4.	Mr. Fuller joined the Company in September 2015. He did not receive a 2015 LTIP award, although he received a restricted stock award upon joining the Company, which is discussed further under “Special Restricted Stock Award for Mr. Fuller.”

Description of 2015 Performance-Based Awards. The performance-based awards provide a target dollar amount that may be earned by the executive, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance-based award may be less than or greater than the target value set in the award. However, in no event may an executive receive more than 150% of the target value under this performance-based award. The actual amount, if any, that an executive will earn under the performance-based award is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2015 and ending December 31, 2017, relative to the performance of a designated peer group of insurance companies selected by the Committee. In 2015, the Committee reviewed the peer group selected in 2014 and confirmed that the companies selected continued to be significant competitors of the Company in the workers’ compensation markets in which it operates. This group differs from the peer group used in the 2014 survey, which is made up of publicly-traded insurance companies for use in benchmarking executive pay levels. The 22 companies selected as the performance peer group for the 2015 performance-based awards under the LTIP were:

• Accident Fund Group	• Eastern Insurance Holdings

• ACUITY	• Employers Insurance Group

• Alaska National Insurance Co.	• FCCI Mutual Insurance Company

• Amerisure National Insurance Company	• Federated Mutual Insurance Company

• Baldwin & Lyons Group	• FFVA Mutual Insurance Company

• Bituminous Casualty Corporation	• Great West Casualty Company

• Bituminous Fire and Marine Insurance	• Louisiana Workers Compensation Corp.

• Builders Insurance	• National American Insurance Company

• Builders Mutual Insurance Company	• National Interstate Corporation

• Cincinnati Financial Corporation	• Sentry Insurance

• Donegal Insurance Group	• West Bend Mutual Insurance Company

The Committee selected three metrics to measure the Company’s operating performance under the 2015 performance-based awards: combined ratio (“CR”), direct premiums written (“DPW”), and total return on invested assets (“TROIA”), each determined on the basis of statutory accounting principles used by insurance companies (including the Company) in filings made with state regulatory authorities. The Committee selected these measures as they were deemed to be significant benchmarks to the successful performance of the Company.

Relative Weighting of Performance Measures for each Executive. The relative weighting for each of the performance measures was determined by the Committee in consultation with the then current chief executive officer, Mr. Bradley, and differ for each executive based on the primary responsibilities of the executive. The following table shows the relative weighting for each executive officer for each performance measure applicable to the 2015 performance-based awards:

Executive	Target Value of Performance-Based Award		Combined Ratio (CR)	Weighting of Performance Measures Growth in Direct Premiums Written (DPW)	Total Return on Invested Assets (TROIA)
C. Allen Bradley, Jr.		$275,000	60.0%	30.0%	10.0%
G. Janelle Frost		$154,000	50.0%	40.0%	10.0%
Neal Fuller (1)	$	N/A	—	—	—
Vincent Gagliano		$50,738	50.0%	40.0%	10.0%
Brendan Gau		$55,688	40.0%	10.0%	50.0%
Michael F. Grasher		$74,250	50.0%	40.0%	10.0%

1.	Mr. Fuller joined the Company in September 2015 and did not receive an LTIP award in 2015.

Threshold Basis Points used in Calculation of Awards. In designing the performance-based award under the LTIP, the Committee recognized that the Company had demonstrated outstanding operating performance and consistently outperformed the workers’ compensation industry, including the peer companies listed above. As a consequence, the Committee’s award design considered this historical performance when determining the level of performance that would result in maximum payout under the performance-based awards. The Committee incorporated into the calculation of the award the concept of threshold basis points (“TBP”). TBP is the amount by which the Company’s performance for each measure must exceed the results of the performance peer group for the payout of that measure to equal two times the target level. The overall award is limited to 150 percent of the target compensation. TBP is expressed in basis points (“BP”). The first step in the calculation of the award is to compare the 2015 performance of the Company to that of the 22 companies in the peer group for the three measures (CR, DPW, TROIA) and to determine whether the TBP level for each measure has been achieved. The TBP for each measure in 2015 were as follows:

Metric	Form	Threshold Points	Threshold	Target	Maximum	Limits
Statutory Combined Ratio	Relative to 22 peers	1200	1200 BP < or = to peer group	Results = peer group	1200 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Statutory Growth in Direct Premiums Written	Relative to 22 peers	500	500 BP < or = to peer group	Results = peer group	500 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Statutory Total Return on Invested Assets	Relative to 22 peers	20	20 BP < or = to peer group	Results = peer group	20 BP > or = to peer group = 2x target	Payout factor cannot be <-1

Total sum of metric results			zero	100% of target	1.5 x target award

Company Total Shareholder Return	Relative 50% S&P P/C Ins Mid-Cap Index Plus 50% S&P P/C Ins Small-Cap Index	500				Reduces the payout factor 37.5 points for every 500 BP of under performance

Reduction Based on Total Shareholder Return. Following a determination of the payout level based on the metrics described above, the payout is reduced if the total shareholder return (“TSR”) of the Company is more than 500 basis points lower than the total shareholder return of the average of 50% of the S&P Property Casualty Insurance Small Cap Index and 50% of the S&P Property & Casualty Insurance Mid Cap Index over the three-year period. The TSR measure cannot increase payouts under the awards, but is only used to reduce the payout when the Company TSR lags the index by more than 500 basis points. The TSR measure operates as a fourth metric in the award design and reduces the payout factor 37.5 points for every 500 BP of underperformance. The Committee believes this negative weighting aligns the interests of shareholders with that of our executive officers.

Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by the Committee.

2012 – 2014 Payout of Performance Based Awards. The following table sets forth the performance measures established under the Company’s 2012 – 2014 Long Term Incentive performance plan and the results achieved. The 2012-2014 LTIP bonus was distributed to Company executives in May 2015.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Payout Factor (1)
Statutory Combined Ratio	1200	98.42%	89.13%	(929)	1.774
Statutory Growth in Direct Premiums Written	500	11.30%	12.44%	114	1.227
Statutory Total Return on Invested Assets	20	4.49%	2.96%	(153)	(6.661)	(2)

1.	For each executive, the total performance award is calculated using each individual metric’s weighting applied to the payout factor.
2.	For the 2012-2014 performance-based awards, the TROIA metric payout factor was not capped at -1.

Metric	Threshold BP	Peer Result	Company Result	Company/Peer BP Difference	Payout Factor Reduction BP
Total Shareholder Return (1)	500	83.17%	92.09%	892	—

1.	TSR reduces the payout factor 37.5 points for every 500 basis points of underperformance.

		Weighting of Performance Measures
Executive	Target Value of Performance-Based Award	Combined Ratio (CR)	Growth in Direct Premiums Written (DPW)	Total Return on Invested Assets (TROIA)
C. Allen Bradley, Jr.	$347,900	60%	30%	10%
G. Janelle Frost	$64,000	50%	30%	20%
Brendan Gau	$43,300	40%	10%	50%

For the Company’s 2012-2014 Long-Term Incentive Award the following payment under the 2012 Equity and Incentive Award agreement was made in 2015:

Executive	Target Value of Performance Based Award (1)	Bonus Factor (2)	Award Value as of 5/14/2015	Number of Common Shares (3)
C. Allen Bradley, Jr.	$347,900	0.767	$266,704	5,956
G. Janelle Frost	$64,000	0	0	0
Brendan Gau	$43,300	0	0	0

1.	Mr. Fuller, Mr. Gagliano and Mr. Grasher did not receive LTIP awards in 2012.
2.	The 2012-2014 LTIP performance awards for Ms. Frost and Mr. Gau were zero due to the negative factor result of the TROIA metric, which offset any award under the two other metrics due to the weighting of the TROIA factor in their awards. Ms. Frost and Mr. Gau both received time based restricted stock awards granted in 2012.
3.	Based on the volume weighted trading price per share for the 10 trading days immediately preceding the award date.

Current Estimates of Potential Payout Value of Outstanding Performance-Based Awards. The following table shows the estimated potential payout “value” of the performance-based awards granted in 2013, 2014 and 2015 as of September 30, 2015, based on the most current information available to the Company. These estimated values are presented for information purposes only, as the actual payout values will be determined following the end of the respective performance periods and will be impacted by the Company’s performance during the remainder of the performance periods.

Executive	Target Value of Performance- Based Award	Current Performance Factor Applicable (1)	Estimated Award Value as of 9/30/2015
C. Allen Bradley, Jr. (2)
2013-2015 Performance Period	$371,000	0.935	$346,793
2014-2016 Performance Period	$385,000	0.852	$327,943
2015-2017 Performance Period	$275,000	0.745	$204,963
G. Janelle Frost
2013-2015 Performance Period	$57,200	0.792	$45,329
2014-2016 Performance Period	$90,750	0.677	$61,452
2015-2017 Performance Period	$154,000	0.454	$69,983
Vincent Gagliano
2013-2015 Performance Period	$32,725	0.792	$25,933
2014-2016 Performance Period	$35,998	0.677	$24,376
2015-2017 Performance Period	$50,738	0.454	$23,057
Brendan Gau
2013-2015 Performance Period	$41,099	0.170	$6,975
2014-2016 Performance Period	$42,350	0.145	$4,100
2015-2017 Performance Period	$55,688	0.164	$3,036
Michael F. Grasher (3)
2013-2015 Performance Period	N/A	N/A	N/A
2014-2016 Performance Period	N/A	N/A	N/A
2015-2017 Performance Period	N/A	N/A	N/A

1.	The 2013-2015 performance period estimate at December 31, 2015 is based upon actual Company data for 2013, 2014 and the first nine months of 2015 and actual peer company data for 2013 and 2014 and an estimate of peer company data for the first nine months of 2015. The 2014-2016 performance period estimate at December 31, 2015 is based upon actual Company data for 2014 and the first nine months of 2015 and actual peer company data for 2014 and an estimate of peer company data for the first nine months of 2015. The 2015-2017 performance period estimate at December 31, 2015 is based upon actual Company data the first nine months of 2015 and an estimate of peer company data for the same period.
2.	As a result of his retirement in April 2016, the ultimate payout of Mr. Bradley’s performance based awards will be reduced in accordance with the terms of the award agreement by one-third for the 2014-2016 performance period and by two-thirds for the 2015-2017 performance period. See “Executive Compensation—Equity Incentive Plans.”
3.	Mr. Grasher resigned from the Company in May 2015. As a result, his long term incentive awards were forfeited.

Because of the timing of when information becomes available regarding the peer group performance, the Committee expects awards for the 2013-2015 performance period will be determined late in the second quarter of 2016.

Special Restricted Stock Awards for Mr. Fuller. In addition to the regular LTIP awards, during 2015, the Committee made a special, one-time grant of restricted stock to Mr. Fuller in connection with recruiting him as the Company’s chief financial officer in September 2015. This special grant was not part of our regular LTIP, and was granted in part to recruit Mr. Fuller. Unlike the restricted stock granted under our LTIP, which vests on the third anniversary of the grant date, this award vests in five annual installments on a graduated basis of 10%

on the first anniversary of the grant date, 15% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and 30% on the fifth anniversary of the grant date. This award will also assist Mr. Fuller in maintaining his required level of stock ownership, and will serve as a retention tool due to the extended vesting periods. This special award is reflected below under “Executive Compensation—Grants of Plan Based Awards.”

Employee Benefits. We do not provide our executives or other employees with defined benefit pensions, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions under this plan after five years. We also provide health, life and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. These employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). Mr. Bradley’s employment agreement expired on April 22, 2016. For additional information regarding his agreement, see “—Employment Agreements” below.

The LTIP awards partially vest upon death, disability, retirement (for performance-based awards only) or a termination of employment without cause or for good reason following a change in control of the Company. The partial vesting is still conditioned upon the performance measures. These awards do not vest solely upon a change in control. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry.

The Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore these benefits, particularly the severance payments, address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city. The Company does not provide excise tax gross-ups under any change in control arrangement.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance and reimbursement for annual medical examinations. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. The Company does not provide tax gross-ups on these perquisites or additional benefits. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Compensation-Related Policies

Clawback Policy. The Committee has adopted a formal policy (“Clawback Policy”) regarding recovery of incentive awards for fiscal years for which financial results are later restated. The Clawback Policy applies to the Company’s annual and long-term incentive compensation awards. Under this policy, the Committee will consider any financial statement restatement in exercising its discretion in connection with determining the payout of incentive and other compensation awards for executives in the periods following such a financial statement restatement.

Stock Ownership Guidelines. The Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times her average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the grant date calculated in accordance with the Black-Scholes-Merton option pricing model, and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result of exercising a stock option, vesting of a restricted stock award or payout of an LTIP performance award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each named executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2015, measured in dollars, using the guideline methodology described above. As noted in the table, each of our named executive officers employed by us as of the end of 2015 exceeds his or her ownership guideline.

Executive	Stock Options	Other Stock	Total Ownership	Stock Ownership Guideline
C. Allen Bradley, Jr.	$—	$9,061,371	$9,061,371	$995,000
G. Janelle Frost	$1,786,050	$2,359,062	$4,145,112	$1,820,711
Neal Fuller	$—	$1,272,500	$1,272,500	$600,000
Vincent Gagliano	$418,380	$1,283,393	$1,701,773	$362,667
Brendan Gau	$1,243,946	$1,087,020	$2,330,996	$435,667
Michael F. Grasher	$—	$—	$—	$—

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” The performance-based awards granted as part of the 2015 LTIP and the portion of the 2015 annual incentive award based on quantitative Company performance goals are intended to qualify as “performance based compensation.” The Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation.

Impact of Prior Awards on Future Grants. The Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The Committee recognizes the increase in the value of restricted stock awards is directly linked to an increase in shareholder return, and unvested awards are conditioned on continued employment. In addition, the payment under any performance-based awards is tied to the Company meeting or exceeding quantitative performance objectives. As a result, the Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

Dodd Frank Act. The Board and Committee have discussed the requirements of the Dodd Frank Act, including the provisions relating to the recovery of incentive compensation for fiscal years for which financial results are later restated (see “—Clawback Policy”). The SEC has not issued final regulations implementing these provisions of Dodd Frank. In 2012, the Committee adopted a policy for the recovery of incentive awards in the event the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers, for awards granted subsequent to the adoption of the policy. The Committee expects to modify this policy once the SEC issues final regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board named below, who received, discussed with management and recommended that this Compensation Discussion and Analysis be included in the Company’s Annual Report.

Members of the Compensation Committee

Philip A. Garcia (Chair)	Michael Brown	Jared A. Morris	Randy Roach

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, our chief financial officer and the three other most highly paid executive officers for the years ended December 31, 2015, 2014, and 2013.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
C. Allen Bradley, Jr. (1)	2015	$452,604	$—	$348,201	$397,719	$21,344	$1,219,868
Executive Chairman and Former Chief Executive Officer	2014	546,667	—	575,630	660,000	21,881	1,804,178
	2013	527,500	—	556,500	722,099	22,048	1,828,147

G. Janelle Frost (1)	2015	370,833	—	300,898	445,000	15,102	1,131,833
President and Chief Executive Officer	2014	300,000	—	209,600	227,250	18,750	755,600
	2013	271,666	—	1,121,243	233,461	18,938	1,645,308

Neal A. Fuller (1)	2015	87,500	—	1,272,500	71,619	32,500	1,464,119
Executive Vice President and Chief Financial Officer

Vincent J. Gagliano	2015	202,000		99,135	106,600	20,101	427,836
Executive Vice President and Chief Technology Officer	2014	183,458	—	53,526	119,213	19,777	375,974
	2013	168,750	—	810,581	124,661	17,824	1,121,816

Brendan Gau	2015	224,167	—	64,829	185,063	19,286	493,345
Chief Investment Officer	2014	218,917	—	51,400	165,000	15,228	450,545
	2013	212,083	—	56,121	161,011	19,938	449,153

Michael Grasher (1)	2015	133,333	—	145,076	—	7,764	286,173
Former Executive Vice President and Chief Financial Officer	2014	270,833	—	139,886	190,438	64,565	665,722
	2013	166,667	125,000	898,590	—	32,861	1,223,118

1.	Mr. Bradley was appointed Executive Chairman effective April 1, 2015. Mr. Bradley served as Chief Executive Officer from 2003 to March 31, 2015. Mr. Bradley retired as Executive Chairman and as a member of our Board on April 22, 2016. Ms. Frost was appointed as our Chief Executive Officer effective April 1, 2015. Mr. Grasher served as Executive Vice President and Chief Financial Officer from May 2013 until June 12, 2015. Mr. Fuller was appointed Executive Vice President and Chief Financial Officer effective September 15, 2015.
2.	Long-term incentive compensation awards in 2015 consisted of performance-based awards and time-based restricted stock awards. Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the awards granted in 2015, see “Compensation Discussion and Analysis—2015 Long-Term Incentive Compensation.”

With respect to the performance-based awards granted in 2015, the amounts above reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Mr. Bradley, $275,000; Ms. Frost, $154,000; Mr. Gagliano, $50,738; Mr. Gau, $55,688; and Mr. Grasher, $74,250. Assuming that the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Mr. Bradley, $412,500; Ms. Frost, $231,000; Mr. Gagliano, $76,107; Mr. Gau, $83,532; and Mr. Grasher, $111,375. See “Grants of Plan-Based Awards.”

With respect to time-based restricted stock awards granted in 2015, the amounts included above reflect the grant date fair value. With respect to restricted stock granted in 2015 as part of the Company’s long-term incentive compensation program, 3,110 shares were granted to Ms. Frost, 1,024 shares were granted to Mr. Gagliano, 1,124 shares were granted to Mr. Gau and 1,499 shares were granted to Mr. Grasher. These shares will vest on the third anniversary of the grant date. Mr. Fuller was granted 25,000 shares of restricted stock in connection with his appointment as Executive Vice President and Chief Financial Officer. These shares will vest over five years beginning with the first anniversary of the grant date. No other named executive officer received a restricted stock award in 2015 as part of the long-term incentive compensation program. See “Grants of Plan-Based Awards.”

3.	Amounts in this column represent the amounts paid to our named executive officers under our performance-based annual incentive compensation program. See “—Grants of Plan-Based Awards” below.
4.	For 2015, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2015 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance premiums	Other		Total
C. Allen Bradley, Jr.	$8,011	$5,300	$—	$7,985	$48	$—		$21,344
G. Janelle Frost	8,011	5,300	—	1,743	48	—		15,102
Neal A. Fuller	1,983	513	—	—	4	30,000	(1)	32,500
Vincent J. Gagliano	8,333	5,300	4,055	2,365	48	—		20,101
Brendan Gau	7,739	5,300	4,773	1,426	48	—		19,286
Michael Grasher	3,931	3,809	—	—	24	—		7,764

1.	Represents cash payment for incidental expenses associated with his move to our corporate headquarters.

Employment Agreements

We have employment agreements with each of our named executive officers. In March 2015, the Company entered into a new employment agreement with Mr. Bradley in connection with his decision to become Executive Chairman. Due to his announced retirement, Mr. Bradley’s agreement is different from our other executive officers and is addressed in detail later in this section. With respect to the other executive officers, the term of each agreement is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. In March 2015, the Company entered into a new employment agreement with Ms. Frost in connection with her appointment as Chief Executive Officer of the Company. The Company entered into an employment agreement, effective as of September 15, 2015 with Mr. Fuller in connection with his joining the Company as Executive Vice President and Chief Financial Officer.

The agreements provide for an annual base salary of not less than $400,000 for Ms. Frost, $300,000 for Mr. Fuller, $170,000 for Mr. Gagliano and $165,000 for Mr. Gau. The named executive officers are also eligible to participate in the Company’s incentive compensation plans and receive employee benefits provided to other executive officers of the Company. Mr. Grasher’s employment agreement was terminated upon his resignation effective June 12, 2015.

Under these agreements, if we terminate the employment of one of our executive officers without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits. The cash severance payment for the covered executives is paid monthly for a period of 12 months (18 months for Ms. Frost), in an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for Ms. Frost) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for Ms. Frost) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

Mr. Bradley’s employment agreement expired upon his retirement on April 22, 2016. Unlike the employment agreements with our other executive officers, the non-competition and non-solicitation restrictive covenants in Mr. Bradley’s employment agreement expired with his employment on April 22, 2016. Mr. Bradley’s agreement would have expired on September 30, 2016. Pursuant to his agreement, his salary would have decreased from $412,500 to $275,000 for the period from April 1, 2016 to September 30, 2016 and he would have been entitled to a monthly cash severance payment equal to his monthly base salary plus an additional monthly amount of $53,590 (representing his average incentive award from 2012, 2013 and 2014 divided by 12), payable through September 30, 2016.

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “2012 Incentive Plan”) was approved by our shareholders in June 2012 and is administered by our Compensation Committee. The 2012 Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the 2012 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the 2012 Incentive Plan is 500,000 shares. As of April 18, 2016, 365,262 shares of our common stock were available for further issuance under the 2012 Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our 2012 Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the 2012 Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Grantees of time-based restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (or for performance-based awards only, due to retirement), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0.0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33.3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66.6%
After 30 months following the grant date or commencement of performance period	100.0%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Grants of Plan-Based Awards

In 2015, under our long-term incentive compensation program, each of our named executive officers received performance-based awards and four of our named executive officers received restricted stock grants. Additionally, in 2015 each of our named executive officers received annual incentive compensation awards. See “Compensation Discussion and Analysis—2015 Compensation.” The following table contains information regarding grants of plan-based awards to our named executive officers in the year ended December 31, 2015. In this table, annual incentive compensation awards are abbreviated as “AIC,” long-term performance-based incentive awards are abbreviated as “LTIP” and restricted stock awards are abbreviated “RSA.”

		Board or Committee Approval Date (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (5)	Grant Date Fair Value of Stock Awards (6)
Name	Type			Threshold	Target	Maximum	Threshold	Target	Maximum
C. Allen Bradley, Jr.	AIC	02/24/2015	03/05/2015	$0	$357,500	$536,250	$—	$—	$—	$—	$—
	LTIP	02/24/2015	03/05/2015	—	—	—	0	275,000	412,500	—	348,201
G. Janelle Frost	AIC	02/24/2015	03/05/2015	0	400,000	600,000	—	—	—	—	—
	LTIP	02/24/2015	03/05/2015	—	—	—	0	154,000	231,000	—	174,898
	RSA	02/24/2015	03/05/2015	—	—	—	—	—	—	3,110	126,328
Neal A. Fuller (7)	AIC	02/22/2016	02/22/2016	0	52,500	78,750	—	—	—	—	—
	RSA	09/15/2015	09/15/2015	—	—	—	—	—	—	25,000	1,195,500
Vincent J. Gagliano	AIC	02/24/2015	03/05/2015	0	123,000	184,500	—			—	—
	LTIP	02/24/2015	03/05/2015	—	—	—	0	50,738	76,107	—	57,623
	RSA	02/24/2015	03/05/2015	—	—	—	—	—	—	1, 024	41,595
Brendan Gau	AIC	02/24/2015	03/05/2015	0	135,000	202,500	—		—	—	—
	LTIP	02/24/2015	03/05/2015	—	—	—	0	55,688	83,532	—	19,267
	RSA	02/24/2015	03/05/2015	—	—	—	—	—	—	1,124	45,657
Michael Grasher	AIC	02/24/2015	03/05/2015	0	180,000	270,000	—	—	—	—	—
	LTIP	02/24/2015	03/05/2015	—	—	—	0	74,250	111,375	—	84,326
	RSA	02/24/2015	03/05/2015	—	—	—	—	—	—	1,499	60,889

1.	Each of the awards described in this table was approved by the Compensation Committee.
2.	The grant date for each award is the date on which the respective award agreement was executed.
3.	Reflects the target and maximum dollar amounts payable under our annual incentive plan. The actual payment will be determined by the performance criteria described under “Compensation Discussion and Analysis—2015 Annual Incentive Compensation.”
4.	Reflects the target and maximum dollar amounts payable under our long-term performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2015 Long-Term Incentive Compensation.”
5.	Represents shares of restricted stock. The terms of these grants are described under “Compensation Discussion and Analysis—2015 Long-Term Incentive Compensation.”
6.	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the grant date as follows: March 5, 2015 ($40.62); September 15, 2015 ($47.82). With respect to performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.
7.	Mr. Fuller joined the Company in September 2015. He did not receive an LTIP award in 2015. He did receive an annual incentive award as a percentage of base salary earned in 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
C. Allen Bradley, Jr.	—	—	$—	—	—	$—	$1,031,000
G. Janelle Frost	45,000	—	11.21	11/10/2018	24,039	1,223,585	301,950
Neal A. Fuller	—	—	—	—	25,000	1,272,500	—
Vincent J. Gagliano	11,400	—	14.20	11/9/2019	18,088	920,679	119,461
Brendan Gau	32,479	—	12.60	08/07/2019	2,901	147,601	139,137
Michael Grasher	—	—	—	—	—	—	—

1.	With respect to Ms. Frost, 1,367 shares of restricted stock vested on March 11, 2016, 1,705 shares of restricted stock will vest on March 5, 2017, 3,110 shares of restricted stock will vest on March 5, 2018 and 3,571 shares of restricted stock will vest on each November 4 through November 4, 2020.

With respect to Mr. Fuller, 2,500 shares of restricted stock will vest on September 15, 2016, 3,750 shares of restricted stock will vest on September 15, 2017, 5,000 shares of restricted stock will vest on September 15, 2018, 6,250 shares of restricted stock will vest on September 15, 2019 and 7,500 shares of restricted stock will vest on September 15, 2020.

With respect to Mr. Gagliano, 5,202 shares of restricted stock vested on February 26, 2016, 782 shares of restricted stock vested on March 11, 2016, 5,202 shares of restricted stock will vest on February 26, 2017, 676 shares of restricted stock will vest on March 5, 2017, 5,202 shares of restricted stock will vest on February 26, 2018 and 1,024 shares of restricted stock will vest on March 5, 2018.

With respect to Mr. Gau, 982 shares of restricted stock vested on March 11, 2016, 795 shares of restricted stock will vest on March 5, 2017 and 1,124 shares of restricted stock will vest on March 5, 2018.

2.	Represents the value of the shares of restricted stock based on a price of $50.90, the closing price of our common stock on December 31, 2015.
3.	Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2015 Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options held by our named executive officers during the year ended December 31, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
C. Allen Bradley, Jr.	89,000	$3,360,380
G. Janelle Frost	15,000	449,400
Neal A. Fuller	—	—
Vincent Gagliano	—	—
Brendan Gau	36,354	1,396,325
Michael Grasher	—	—

1.	Value based on closing market value of our common stock on the dates of exercise, less the applicable exercise price.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers (other than Mr. Grasher) under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2015) if their employment had terminated on December 31, 2015, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2015. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2015, and determining any amounts that would be payable under the employment agreements in effect as of that date. Information for Mr. Grasher is not included because he resigned from the Company effective June 12, 2015. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	1,047,117	20,147	91,658	1,158,922
Termination without Cause or for Good Reason (following a Change in Control)	1,047,117	20,147	91,658	1,158,922
Death or Disability	—	—	91,658	91,658
Retirement	—	—	91,658	91,658
Change in Control	—	—	—	—

G. Janelle Frost
Voluntary Termination	$—	$—	$—	$—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	708,343	1,524	104,089	813,956
Termination without Cause or for Good Reason (following a Change in Control)	708,343	1,524	104,089	813,956
Death or Disability	—	—	104,089	104,089
Retirement	—	—	51,328	51,328
Change in Control	—	—	—	—

Neal A. Fuller
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	300,000	23,314	—	323,314
Termination without Cause or for Good Reason (following a Change in Control)	300,000	23,314	—	323,314
Death or Disability	—	—	—	—
Retirement	—	—	—	—
Change in Control	—	—	—	—

Vincent J. Gagliano
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	257,054	22,998	34,283	314,334
Termination without Cause or for Good Reason (following a Change in Control)	257,054	22,998	34,283	314,334
Death or Disability	—	—	34,283	34,283
Retirement	—	—	16,911	16,911
Change in Control	—	—	—	—

Brendan Gau
Voluntary Termination	—	—	—	—
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason (prior to a Change in Control)	366,145	22,087	37,629	425,861
Termination without Cause or for Good Reason (following a Change in Control)	366,145	22,087	37,629	425,861
Death or Disability	—	—	37,629	37,629
Retirement	—	—	18,561	18,561
Change in Control	—	—	—	—

1.	Except for Mr. Bradley, cash severance is payable in installments over 12 months (18 months for Ms. Frost). For Mr. Bradley, the cash severance payment would have been a monthly amount equal to his monthly base salary plus an additional monthly amount of $53,590 (representing his average incentive award for 2012, 2013 and 2014 divided by 12), payable through September 30, 2016.
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Ms. Frost).
3.	Performance-based awards and time-based restricted stock awards granted under the 2012 Incentive Plan will partially vest upon death or disability (and retirement for performance-based awards only) and also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column represent the value of unvested stock options and the value of restricted stock that would vest on December 31, 2015 at $50.90 per share, the closing price of our common stock on December 31, 2015. With respect to the performance-based awards, the amounts above reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Mr. Phillips, a director of the Company, is currently the President, Chief Executive Officer and an owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $337,833 in 2015, and is expected to pay premiums to the Company of approximately $336,476 in 2016. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship interferes with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2015, the 2005 Incentive Plan, the 2012 Incentive Plan and the 2010 Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by its shareholders. The table provides information as of December 31, 2015.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	88,879	(1)	$12.10	407,009	(2)

1.	Represents shares issuable upon exercise of outstanding options under the 2005 Incentive Plan.
2.	Represents 26,074 shares of common stock available for issuance under the Director Plan and 380,935 shares of common stock available for issuance under the 2012 Incentive Plan. No additional awards can be made under the 2005 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 18, 2016 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 20,440,124 shares of common stock outstanding as of April 18, 2016.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
C. Allen Bradley, Jr.	120,433	*
Michael Brown	1,379	*
Teri Fontenot (1)	376	*
Philip A. Garcia (1)(2)	7,307	*
Jared A. Morris (1)(3)	68,510	*
Millard E. Morris (1)(4)	103,858	*
Daniel Phillips (1)	13,738	*
Randy Roach (1)	9,780	*
Austin P. Young III (1)(5)	10,044	*
G. Janelle Frost (6)(7)	94,501	*
Neal A. Fuller	26,260	*
Vincent J. Gagliano	31,705	*
Brendan Gau	20,342	*
Michael Grasher (8)	22,224	*
All directors and executive officers as a group (15 persons) (6)(7)	541,271	*

*	Less than 1%.
1.	Includes 1,016 shares (376 shares for Ms. Fontenot) of restricted stock granted on the date of our 2015 annual meeting of shareholders (on the first trading date after becoming a director for Ms. Fontenot) pursuant to our 2010 Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.
2.	Includes 7,307 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
3.	Includes 57,817 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
4.	Includes 94,219 shares beneficially owned by an entity controlled by Mr. M. Morris.
5.	Includes 6,827 shares beneficially owned through a family limited partnership.
6.	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Ms. Frost (45,000 shares), Mr. Gagliano (8,200 shares), and all directors and executive officers as a group (53,200 shares).

7.	Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Ms. Frost (26,356 shares), Mr. Fuller (26,260 shares), Mr. Gagliano (18,236 shares), Mr. Gau (905 shares) and all directors and executive officers as a group (90,059 shares).
8.	Reflects shares beneficially owned by Mr. Grasher as reported in Mr. Grasher’s last Form 4 filed on May 7, 2015.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 18, 2016.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Blackrock, Inc (1)	1,854,447	9.7%
RBC Global Asset Management (2)	1,113,598	5.8%
FMR LLC (3)	1,015,191	5.3%

1.	According to a Schedule 13G/A filed on January 25, 2016 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 1,803,567 shares of common stock and sole dispositive power with respect to 1,854,447 shares of common stock. The address for Blackrock is 55 E. 52nd Street, New York, New York 10022.
2.	According to a Schedule 13G/A filed on February 10, 2016 by RBC Global Asset Management, Inc. (“RBC”), RBC holds shared voting power with respect to 983,761 shares of common stock and shared dispositive power with respect to 1,113,598 shares of common stock. The address for RBC is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.
3.	According to a Schedule 13G/A filed on February 12, 2016 by FMR LLC (“FMR”), FMR has sole voting power with respect to 15,191 shares of common stock and sole dispositive power with respect to 1,015,191 shares of common stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Mr. Garcia, Mr. Brown, Mr. J. Morris and Mr. Roach served as members of the Compensation Committee. No member of the Compensation Committee (1) was, during the fiscal year ended December 31, 2015, or had previously been, an officer or employee of the Company or (2) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2015 prior to their issuance. During 2015, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required by Auditing Standards No. 16, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, and who reviewed and discussed the 2015 audited financial statements referenced above and who served as members of the Audit Committee during 2015, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Austin P. Young III (Chair)	Michael Brown	Philip A. Garcia	Randy Roach

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2015 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2016. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2015 and 2014 and for fees billed for other services rendered by Ernst & Young LLP.

	2015	2014
Audit fees (1)	$1,250,000	$1,321,500
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	1,995	1,995

1.	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information.
2.	All other fees consist of service costs related to the Company’s use of Ernst & Young LLP’s online accounting and reporting research tool and services.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). This policy authorizes the Chair of the Audit Committee, in his discretion, to approve non-audit services on an interim basis, between regularly scheduled meetings of the Audit Committee. All audit and non-audit services for 2015 were pre-approved or ratified by the Audit Committee in accordance with this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons owning more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2015 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a).

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2017 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 2, 2017 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice (other than a notice recommending a director candidate) must be received no earlier than March 12, 2017 and no later than April 11, 2017. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2017 and no later than March 3, 2017. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Shirley

Executive Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2016

APPENDIX A

AMERISAFE, INC.

2016 ~~RESTATED~~ NON-EMPLOYEE DIRECTOR RESTRICTED

STOCK PLAN

1. Purpose. The purpose of this 2016 ~~Restated~~ Non-Employee Director Restricted Stock Plan is to attract and retain qualified individuals who are not employed by the Company to serve as Directors.

2. Definitions. As used in this Plan,

(a) “Annual Grant” means a grant of Restricted Stock to a Non-Employee Director in accordance with Section 5 of this Plan.

(b) “Annual Meeting” means the Company’s annual meeting of shareholders.

(c) “Award” means any award of an Initial Grant or Annual Grant under this Plan.

(d) “Award Agreement” means a written agreement between the Company and a Non-Employee Director setting forth the terms, conditions and restrictions of the Award granted to the Non-Employee Director.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” shall have the meaning provided in Section 6 of this Plan.

(g) “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 3(b) of this Plan.

(h) “Company” means AMERISAFE, Inc., a Texas corporation.

(i) “Date of Grant” means (i) with respect to an Initial Grant, the close of business on the date on which the Non- Employee Director is first elected or appointed to the Board, and (ii) with respect to an Annual Grant, the date on which the Annual Meeting in any calendar year is first convened.

(j) “Director” means a member of The Board.

(k) “Effective Date” means June 10, 2016.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

~~(m) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the date thereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.~~

(~~n~~m) “Initial Grant” means a grant of shares of Restricted Stock to a Non-Employee Director in accordance with Section 4 of this Plan.

(~~o~~n) “Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share on that date (or if there are no sales on that date, on the next preceding trading date during which a sale occurred) as reported on the Nasdaq Stock Market LLC, or if the Common Shares are not then-traded on the Nasdaq Stock Market LLC, the principal exchange on which the Common Shares are then trading, or (ii) if clause (i) does not apply, the fair value of the Common Shares as determined by the Board.

(~~p~~o) “Non-Employee Director” means each member of the Board from time to time who is not an employee of the Company or any of its Affiliates.

(~~q~~p) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(~~r~~q) “Plan” means this 2010 Restated Non-Employee Director Plan.

(~~s~~r) “Restricted Stock” means Common Shares as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 4 or Section 5 of this Plan has lapsed.

(~~t~~s) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or other securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or other securities (as may be the case in a partnership, limited liability company, business trust or other legal entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(~~u~~t) “Total Disability” means the permanent or total disability of a Non-Employee Director, as determined by the Board in good faith.

(~~v~~u) “Voting Securities” means, at any time, (i) the securities entitled to vote generally in the election of Directors in the case of the Company, or (ii) the securities entitled to vote generally in the election of members of the board of directors or similar body in the case of another legal entity.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 3(b) of this Plan, the number of Common Shares that may be issued or transferred as Restricted Stock and released from substantial risk of forfeiture thereof shall not exceed in the aggregate 100,000 Common Shares. Such shares may be authorized but unissued shares or treasury shares or a combination of the foregoing.

(b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to Awards that are forfeited. The number and type of shares available in Section 3(a) shall also automatically be adjusted to reflect (a) any stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

4. Initial Grants

(a) Without any further action of the Board, each person who is elected or appointed for the first time to be a Non-Employee Director shall automatically receive an Initial Grant determined by dividing ~~an amount not~~

~~to exceed $         as determined by the Board~~45,000 (prorated as determined below in this Section 4(a)) by the Market Value per Share on the Date of Grant; provided, however, that the number of shares of Restricted Stock shall be rounded downward such that no fractional share shall be issued. If any such person is so elected or appointed other than at an Annual Meeting, the Initial Grant shall be prorated for the number of whole months that such Non-Employee Director will serve until the first anniversary of the immediately preceding Annual Meeting.

(b) Each Initial Grant shall constitute an immediate transfer of the ownership of shares of Restricted Stock to the Non-Employee Director, entitling such Non-Employee Director to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer set forth in this Section 4.

(c) Each Initial Grant shall provide that the shares of Restricted Stock covered by such Initial Grant shall be subject to a “substantial risk of forfeiture” until the first Annual Meeting after the Date of Grant. Each Initial Grant shall provide that the Non-Employee Director shall forfeit the shares of Restricted Stock covered by such Initial Grant if such Non-Employee Director terminates his or her service with the Company while such shares of Restricted Stock are subject to a substantial risk of forfeiture. Notwithstanding the foregoing, each such Initial Grant shall provide for the immediate lapse of such substantial risk of forfeiture in the event of (i) the Non- Employee Director’s death or Total Disability, or (ii) upon a Change in Control.

(d) Each Initial Grant shall require that any and all dividends or other distributions (other than cash dividends) declared or otherwise distributed thereon be subject to the same restrictions as the underlying Initial Grant.

(e) Each Initial Grant shall provide that during the period for which such substantial risk of forfeiture has not lapsed, the shares of Restricted Stock shall not be sold or otherwise transferred, other than by will or the laws of descent and distribution.

(f) Each Initial Grant shall be evidenced by an Award Agreement, which shall contain such terms and provisions not inconsistent with this Plan as the Board may approve. Unless otherwise directed by the Board, all certificates representing shares of Restricted Stock shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Non-Employee Director in whose name such certificates are registered, endorsed in blank.

5. Annual Grants

(a) Commencing with the Annual Meeting in 2016, each Non-Employee Director who is then elected or is continuing as a Non-Employee Director shall, without any further action of the Board, automatically receive an Annual Grant determined by dividing ~~an amount not to exceed $         as determined by the Board~~$45,000 by the Market Value per Share on the Date of Grant; provided, however, that the number of shares of Restricted Stock shall be rounded downward such that no fractional share shall be issued.

(b) Each Annual Grant shall constitute an immediate transfer of the ownership of shares of Restricted Stock to the Non-Employee Director, entitling such Non-Employee Director to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer set forth in this Section 5.

(c) Each Annual Grant shall provide that the shares of Restricted Stock covered by such Annual Grant shall be subject to a “substantial risk of forfeiture” until the first Annual Meeting after the Date of Grant. Each Annual Grant shall provide that the Non-Employee Director shall forfeit the shares of Restricted Stock covered by such Annual Grant if such Non-Employee Director terminates his or her service with the Company while such shares of Restricted Stock are subject to a substantial risk of forfeiture. Notwithstanding the foregoing, each such

Annual Grant shall provide for the immediate lapse of such substantial risk of forfeiture in the event of (i) the Non-Employee Director’s death or Total Disability, or (ii) upon a Change in Control.

(d) Each Annual Grant shall provide that during the period for which such substantial risk of forfeiture has not lapsed, the shares of Restricted Stock shall not be sold or otherwise transferred, other than by will or the laws of descent and distribution.

(e) Each Annual Grant shall require that any and all dividends or other distributions (other than cash dividends) declared or otherwise distributed thereon be subject to the same restrictions as the underlying Annual Grant.

(f) Each Annual Grant shall be evidenced by an Award Agreement, which shall contain such terms and provisions not inconsistent with this Plan as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Stock shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Non-Employee Director in whose name such certificates are registered, endorsed in blank.

6. Change in Control. For purposes of this Plan, except as may be otherwise defined in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of ~~35% or~~ more than 50% of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 6(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or a Subsidiary of Voting Securities, (B) any acquisition of Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (C) any acquisition of Voting Securities by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 6(c) below;

~~(b) a majority of the Board ceases to be comprised of Incumbent Directors;~~

(~~c~~b) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, ~~35% or~~ more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the Business Combination; provided, however, that no Person will be treated for purposes of this Section 6(c) as beneficially owning ~~35% or~~ more than 50% of the Voting Securities of the entity resulting from the Business Combination solely as a result of the Voting Securities held in the Company prior to consummation of the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were ~~Incumbent Directors~~directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or

(~~d~~c) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 6(~~c~~b) hereof.

Notwithstanding anything to the contrary contained in this Section 6, a Person who holds ~~35% or~~ more than 50% of the Voting Securities of the Company on the Effective Date will not be deemed to have acquired ~~35% or~~ more than 50% of the Voting Securities of the Company for purposes of Section 6(a) of this Plan (and as a result, such circumstance shall not constitute a Change in Control) unless after the Effective Date such person acquires, in one or more transactions, additional Voting Securities of the Company representing 1% or more of the then outstanding Voting Securities of the Company it being understood that an increase in the percentage of Voting Securities held by a Person as a result of (i) the exercise of any conversion or exchange right pursuant to any securities of the Company that were outstanding on the Effective Date shall not be deemed to be an acquisition of Voting Securities by such Person, or (ii) the Company’s repurchase of Voting Securities of the Company is not an acquisition of Voting Securities by such Person.

7. Fractional Shares. The Company shall not issue any fractional Common Shares pursuant to this Plan.

8. Administration of the Plan.

(a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or a subcommittee thereof). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to such committee or subcommittee.

(b) The interpretation and construction by the Board of any provision of this Plan or of any Award Agreement, and any determination by the Board pursuant to any provision of this Plan or of any such Award Agreement, shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

9. Amendment and Termination of Plan. The Board may from time to time and at any time amend or terminate the Plan in whole or in part; provided, however, that any amendment (i) which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of the principal exchange on which the Common Shares are traded or quoted, or (ii) which would increase the ~~benefits accruing~~dollar amount of the Awards issuable to Non-Employee Directors as determined by Sections 4(a) and 5(a) of this Plan to an amount greater than $75,000 annually for each Non-Employee Director, increase the aggregate number of Common Shares that may be issued under the Plan or materially modify the eligibility requirements for participating in the Plan, shall not be effective unless and until the shareholders of the Company have approved such amendment. Notwithstanding anything to the contrary set forth in this Plan, in the event the common stock of the Company is no longer listed for trading with a national securities exchange or the Nasdaq Stock Market LLC, then all future grants under this Plan shall be suspended until the Board shall take further action with respect thereto.

10. Governing Law. All issues concerning construction, validity and interpretation of this Plan and all Awards granted hereunder shall be governed by the law of the State of Texas, without regard to such state’s conflict of laws rules.

11. General Provisions.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders or to limit the rights of the shareholders to remove any Director.

(b) All notices under this Plan shall be in writing, and if to the Company, shall be delivered to the Secretary of the Company or mailed to its principal executive office addressed to the attention of the Secretary; and if to a Non- Employee Director, shall be delivered personally or mailed to the Non-Employee Director at the address appearing on the records of the Company. Such addresses may be changed at any time by written notice to the other party.

AMERISAFE, INC. 2301 HIGHWAY 190 W DeRIDDER, LA 70634

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 Jared A. Morris 02 Teri Fontenot		03 Daniel Phillips

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2 To approve executive compensation.						☐	☐	☐
3 Amendment of Non-Employee Director Restricted Stock Plan.						☐	☐	☐
4 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com.

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AMERISAFE, INC.

Annual Meeting of Shareholders

June 10, 2016 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Neal A. Fuller and Kathryn H. Shirley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of AMERISAFE, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 10, 2016 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side